NEWS RELEASE
May 1, 2019

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. COMPLETES ACQUISITION OF
FNB BANCORP IN LAYTON, UTAH
First National Bank will operate as a new Glacier Bank division headquartered in Utah

KALISPELL, MONTANA (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (“Glacier”) (NASDAQ:GBCI) today announced the completion of its acquisition of FNB Bancorp (“FNB”), the bank holding company for The First National Bank of Layton (“First National Bank”), a community bank based in Layton, Utah. The six branches of First National Bank and the four branches of Glacier Bank operating in Utah will operate as a new division of Glacier Bank under the name “First Community Bank Utah, division of Glacier Bank.” As of March 31, 2019, FNB had total assets of $329 million, gross loans of $249 million and total deposits of $280 million.
About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell, and its bank divisions: First Security Bank of Missoula; Valley Bank of Helena; Western Security Bank, Billings; First Bank of Montana, Lewistown; and First Security Bank, Bozeman, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene, operating in Idaho, Utah and Washington; First Bank, Powell, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, and Collegiate Peaks Bank, Buena Vista, both operating in Colorado; First State Bank, Wheatland, operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; The Foothills Bank, Yuma, operating in Arizona; and First Community Bank Utah, Layton, operating in Utah.

Visit Glacier’s website at http://www.glacierbancorp.com.
Forward-Looking Statements
This news release includes or may imply forward-looking statements pertaining to management’s expectations regarding future events and developments such as the benefits of the business combination transaction involving Glacier and FNB, continued success of Glacier’s style of banking and the strength of the local economies in which Glacier operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Glacier’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Glacier than expected and adversely affect Glacier’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) the merger transaction will not close when expected or at all because required regulatory, shareholder or other approvals or conditions to closing are not received or satisfied on a timely basis or at all; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; or (5) legislation or regulatory requirements or changes adversely affect the businesses in which Glacier is engaged.